Exhibit 99.2A1

                                                                    Exhibit A.1


                           CERTIFICATE OF CONVERSION
                             TO A STATUTORY TRUST
                                      OF
                    THE CAMPBELL MULTI-STRATEGY FUND L.L.C.


     THIS Certificate of Conversion to a statutory trust of Campbell Multi-Strategy Fund L.L.C. (the "Company"), dated June 28, 2005, is being duly executed and filed by the undersigned to convert the Company to a statutory trust under the Delaware Statutory Trust Act (12 Del. C. ss.3801, et seq.) (the "Act").

     1. Date of Formation. The Company was formed on August 13, 2003 under the laws of the State of Delaware.

     2. Name of Company. The name of the Company immediately prior to the filing of this Certificate of Conversion was Campbell Multi-Strategy Fund L.L.C.

     3. Name of Statutory Trust. The name of the statutory trust as set forth in its certificate of trust filed in accordance with the Act is The Campbell Multi-Strategy Trust.

     4. Effective Date. This Certificate of Conversion shall be effective upon the date and time of filing.


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     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of
Conversion in accordance with Section 3811(a)(4) of the Act.


                                           /s/ Bruce L. Cleland
                                  ----------------------------------------
                                  Bruce L. Cleland, not in his individual
                                  capacity but solely as a trustee